Deloitte.

Deloitte & Touche LLP
7900 Tysons One Place
Suite 800
McLean, VA 22102-5971
USA

Tel: +1 703 251 1000
www.deloitte.com

April 6, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Intersections Inc.'s Form 8-K dated April 6, 2016, and we agree with the statements made therein.

Yours truly,

Deloitte + Touche LLP